UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2013

HEMAGEN DIAGNOSTICS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-11700	04-2869857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
9033 Red Branch Road, Columbia, MD
21045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (410) 740-3198

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 9, 2013, M. Robert Campbell, age 43, has been appointed as Chief Financial Officer Hemagen Diagnostics, Inc. (“Hemagen” or the “Company”). The Company presented, and Mr. Campbell accepted, the terms of employment detailed in an offer letter (the “Offer Letter”) pursuant to which Mr. Campbell will be paid a base salary of $110,000 per year assuming the performance of certain functions and an annual “profit incentive” cash bonus equal to one percent (1%) of the Company’s net income.  Additionally, under the terms of the Offer Letter, Mr. Campbell will be granted 50,000 options to purchase shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan (the “Incentive Plan”) at a per-share exercise price equal to $0.10 per share.  These options will vest ratably over five years, with the first 20% vesting on the first anniversary of the grant date.  Mr Campbell will also be eligible to participate in the Company’s Employee Stock Ownership Plan, 401k Savings Plan and the Company’s health benefit plans made available to all employees.  Pursuant to the terms of the Offer Letter, there is no required minimum period of employment and either the Company or Mr. Campbell may terminate Mr. Campbell’s employment under the Agreement at any time for any reason or no reason.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference. Please see the Offer Letter attached as an exhibit to this Form 8-K for further information.

Prior to joining Hemagen, Mr. Campbell served as Chief Financial Officer of Maryland Pennysaver, Inc. since 2010. From 2005 to 2010, Mr. Campbell served as Controller at Atlantic Industrial, Inc. and Corporate Controller at Atlantic Holdings, Inc.  From 2002 to 2005, He served as Director, Finance and Accounting at W.C. & A.N. Miller Companies.  Mr. Campbell began his professional career at McGladrey & Pullen, LLP where he served as an Audit Supervisor from 1996 to 2002.

Item 9.01  Financial Statements And Exhibits.

       (d)   Exhibits.

10.1	Offer Letter between Hemagen Diagnostics, Inc. and M. Robert Campbell dated effective as of January 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMAGEN DIAGNOSTICS, INC.

Date: January 11, 2013	By:	/s/ William P. Hales
William P. Hales
Chairman, President and Chief Executive Officer